                                  EXHIBIT 10-6
                                  ------------


         THIS NOTE IS SUBJECT TO A CERTAIN INTERCREDITOR AGREEMENT DATED DECEMBER 15, 2000 AMONG HIGH FALLS BREWING COMPANY, LLC AND MANUFACTURERS AND TRADERS TRUST COMPANY, CEPHAS CAPITAL PARTNERS, LLP. AND THE GENESEE BREWING COMPANY, INC., AND AN ASSET PURCHASE AGREEMENT DATED AUGUST 29, 2000 BETWEEN THE GENESEE BREWING COMPANY, INC. AND HIGH FALLS BREWING COMPANY, LLC, AS AMENDED BY AMENDMENT NO. 1 DATED DECEMBER 15, 2000.


SUBORDINATED PROMISSORY NOTE
----------------------------


$4,500,000.00                                                  December 15, 2000

         FOR VALUE RECEIVED, HIGH FALLS BREWING COMPANY, LLC, a New York limited liability company with an address at 445 St. Paul Street, Rochester, New York 14605 ("MAKER"), promises to pay to THE GENESEE BREWING COMPANY, INC., a New York Corporation ("PAYEE"), at its office at 445 St. Paul Street, Rochester, New York 14605 or at such other address as may hereafter be specified by Payee, in lawful money of the United States of America, the principal sum of FOUR MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($4,500,000.00), together with interest thereon at the rate, in the installments and at the times hereinafter provided.

         1.       MATURITY DATE; PRINCIPAL AND INTEREST PAYMENTS; PREPAYMENTS.

                  1.1 Maturity Date. The outstanding principal balance of this Note plus all accrued and unpaid interest thereon and all other sums due hereunder shall be due and payable in full on or before midnight on December 15, 2003 (the "ORIGINAL MATURITY DATE"), unless payment is extended in accordance with Section 1.3(b) of this Note, in which case the all such sums shall become due and payable December 15, 2005 (the "EXTENDED MATURITY DATE").

                  1.2 Interest Rate. Prior to Acceleration (as defined hereafter), the principal sum outstanding from time to time hereunder shall bear interest at a rate (the "INTEREST RATE") equal to twelve percent (12%) per annum. Upon the occurrence, and during the continuance, of an Event of Default, Payee may, at its option, increase the Interest Rate by two percent (2%) over the rate which would otherwise apply.
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                                Page 141 of 272


                  1.3 Payments of Principal and Interest.

                  (a) Maker shall pay accrued interest on a quarterly basis on each March 15, June 15, September 15 and December 15, commencing March 15, 2001, and shall pay the amount of $500,000 principal on the first anniversary of the date of this Note, the amount of $1,000,000 principal on the second anniversary of the date of this Note, and (subject to Section 1.3(b) of this Note) shall pay the entire remaining principal balance, plus all accrued and unpaid interest thereon, on the Original Maturity Date .

                  (b) Notwithstanding the foregoing and provided that no Event of Default has occurred and is continuing hereunder, if as of the Original Maturity Date the conditions relating to "contract production" under Section 7 of Amendment No. 1 to the Asset Purchase Agreement by and between Payee and Maker dated August 29, 2000 (together the "PURCHASE AGREEMENT") exist such that under the terms thereof the principal amount due on the Original Maturity Date is to be reduced from $3,000,000 to $1,000,000, then the Original Maturity Date shall be extended to the Extended Maturity Date and the principal outstanding hereunder as of the Original Maturity Date shall be paid as follows:

         $1,000,000 (plus such additional principal and interest as may be necessary to reduce the Note balance to $2,000,000) on December 15, 2003 $1,000,000 on December 15, 2004 $1,000,000
                  on the Extended Maturity Date

                  Notwithstanding the foregoing, Maker shall have a credit of up to $100,000 against the principal payments due under this Note upon the terms set forth in Section 4 of a certain Settlement and Release Agreement between Maker and Payee dated this date (and described as EXHIBIT E in the Purchase Agreement).

                  1.4 Time and Manner of Payments.

                  (a) All payments (including prepayments) to be made in respect of principal, interest or other amounts due from Maker hereunder shall be made to Payee in United States dollars in funds immediately available at Payee's office set forth in the caption of this Note or as otherwise specified by Payee, without set-off, counterclaim or other deduction of any nature except as permitted pursuant to the terms of the Purchase Agreement. Maker shall have the right to offset against any installments of principal of, or interest on, this
Note in the manner and to the extent provided in the Purchase Agreement.

                  (b) All payments hereunder shall be applied in the following order of priority: costs, expenses, accrued interest and thereafter to the reduction of principal. After payment of the foregoing, all prepayments of any kind shall be applied to the extent of available proceeds to the principal installments payable hereunder in the inverse order of
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                                Page 142 of 272


maturity. All prepayments of any kind shall be accompanied by all accrued interest due on the prepaid principal at the time of prepayment.

                  (c) All interest shall be payable in arrears. Interest hereon shall be calculated on the basis of a 360-day year applied to the actual number of days elapsed. All payments of interest and principal shall be payable in lawful currency of the United States of America.

                  1.5 Prepayments. Subject to the terms of the Intercreditor Agreement referred to below, this Note may be prepaid in whole or in part at any time prior to the maturity date without prior notice to Payee, without penalty or premium. Any partial prepayments shall be applied to installments of principal last falling due. No partial prepayment shall postpone or interrupt payments of interest or the payment of the remaining principal balance, all of which shall continue to be due and payable at the time and in the manner set forth above.

         2. REPRESENTATIONS AND WARRANTIES. Maker represents and warrants to Payee that:

                  2.1 Pro Forma Financial Statements. (a) Maker's Pro Forma Financial Statements dated December 7, 2000 ("Pro Forma Financial Statements") delivered by Maker to Payee and their underlying assumptions are reasonable and have been prepared by Maker in good faith; and (b) except as set forth in the Recisssion Offer dated December 8, 2000 nothing has come to the Maker's attention since the preparation thereof that would lead it to believe that the Pro Forma Financial Statements are inaccurate, incomplete or misleading in any material respect.

                  2.2 Debt, Etc. Except for indebtedness and obligations to Payee and third parties contemplated by the Asset Purchase Agreement between Maker and Payee of even date herewith, set forth on EXHIBIT A annexed hereto is a complete and correct list of all credit agreements, indentures, guaranties, capital leases, and other investments, agreements, and arrangements presently in effect for or related to borrowed money; and the maximum principal or face amounts of the credits in questions, outstanding or to be outstanding, are correctly stated, and all security interests, liens or encumbrances of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

                  2.3 Capitalization. (a) Maker has provided Payee with a true and complete copy of its Articles of Organization and Operating Agreement and all subscription agreements and there are no obligations for the repurchase or acquisition of any membership or other equity interest in Maker, except for certain repurchase obligations with respect to warrants issued to Cephas Capital Partners, L.P. on even date herewith, (b) the capitalization of Maker is as set forth on EXHIBIT B annexed hereto; and (c) all issued and outstanding membership, capital distribution or interests in Maker are fully paid and non-assessable.
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                                Page 143 of 272


         3. SECURITY. As security for the payment when due of the principal of and interest on this Note, the Maker has, under a "SECURITY AGREEMENT" dated of even date herewith and financing statements filed pursuant thereto, granted to Payee a continuing perfected security interest in all of the personal property of Maker, and all proceeds and products of such property, including insurance payable by reason of loss or damage (collectively, the "Collateral"). This Note is also guaranteed by Genesee Brewing Equipment, LLC pursuant to a secured Guaranty of even date herewith. Maker shall cause each subsidiary of Maker created or acquired after the date hereof to execute and deliver to the Payee a guaranty of payment of this Note and all other Debt of Maker to Payee of any kind, whereby such subsidiary shall guaranty payment of all such Debt. In addition, Maker shall notify the Payee of the acquisition or creation of any new subsidiary.

         4. SUBORDINATION. The priority or subordination of this Note and the rights of Payee hereunder are subject to an Intercreditor Agreement by and among Payee, Manufacturers and Traders Trust Company ("M&T BANK") and Cephas Capital Partners, L.P. ("CEPHAS") (the "INTERCREDITOR AGREEMENT") and such other creditors of Maker as the three named creditors may determine to make a party to such Intercreditor Agreement.

         5. EVENTS OF DEFAULT. Each of the following shall constitute an event of default (each, an "EVENT OF DEFAULT") hereunder:

                  5.1 Payment Failure. If Maker fails to make any payment of any installment of interest and/or principal hereunder or any other sum due hereunder within ten (10) days after such payment is due.

                  5.2 Failure to Perform, Etc. Any representation or warranty made or deemed made by Maker herein shall prove to have been incorrect, incomplete or misleading in any material respect.

                  5.3 Bankruptcy. If any proceeding under the Bankruptcy Code or any law of the United States or of any state relating to insolvency, receivership, or debt adjustment is instituted by Maker or any guarantor of this Note (a "Guarantor"), or if any such proceeding is instituted against Maker or any Guarantor and is consented to by the respondent or an order for relief shall be entered in such proceeding or such proceeding shall remain undismissed for sixty (60) days, or if a trustee or receiver is appointed for any substantial part of Maker's or any Guarantor's property and such appointment remains undismissed for sixty (60) days, or if Maker or any Guarantor makes an assignment for the benefit of creditors, admits in writing its inability to pay debts generally as they become due or becomes insolvent.

                  5.4 Cross-Default. Maker shall (i) fail to pay any debt for borrowed money of Maker (including but not limited to M&T, Cephas Capital, L.P., financing provided by Maker pursuant to the Asset Purchase Agreement and certain investor notes issued by Maker pursuant to the Offering Summary dated September 20, 2000 and Recission Offer dated December 8, 2000), or any interest or premium thereon, when due
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                                Page 144 of 272


(whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such debt when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration, after the giving of notice or passage of time, or both, of the maturity of such debt, whether or not such failure to perform or observe shall be waived by the holder of such debt, (provided, that any failure to perform or observe under financing documents between Maker and M&T shall not become an Event of Default unless and until M&T gives written notice to Maker of such failure and declares its intentions to pursue its rights and/or remedies under such documents) or any such debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; (iii) materially breach the Purchase Agreement; or (iv) fail to perform or observe any material term, covenant or agreement set forth in any agreement or instrument executed by Maker with or in favor of Payee other than in the Asset Purchase Agreement and other than those items referred to above in this Section 5.4, which failure is not cured within thirty (30) days after receipt of notice from Payee.

                  5.5 Judgment. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against the Maker or any Guarantor and such judgment or order shall continue unsatisfied, in effect and unstayed for a period of thirty (30) consecutive days.

                  5.6 Discontinuance of Business. Maker's failure to conduct business in the ordinary course, dissolution or termination of existence.

                  5.7 Change of Control. The occurrence of a Change of Control. As used herein a "CHANGE OF CONTROL" means a change of control of the Maker of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act, whether or not the Maker is then subject to such reporting requirement; provided, that, without limitation, such a Change of Control shall be deemed to have occurred if:

                  (i) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) or "group" (as defined in Section 13(d) of the Exchange Act) other than the Management Group is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) of the Exchange Act), directly or indirectly, of securities of Maker representing 30% or more of the combined voting power of Maker's then outstanding securities in the election of Managers or with respect to the sale or disposition by Maker of its assets or the dissolution of Maker ("VOTING power");

                  (ii) the members of the Maker approve a merger or consolidation of the Maker with any other limited liability company or corporation, other than a merger or consolidation which would result in the voting securities of the Maker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined
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                                Page 145 of 272


voting power of the voting securities of the Maker or such surviving entity outstanding immediately after such merger or consolidation;

                  (iii) if any recapitalization event occurs as a result of which the holders of voting securities of the Maker outstanding immediately prior thereto do not continue to hold at least 70% of the combined voting power of the voting securities of the Maker immediately after such recapitalization event;

                  (iv) the members of the Maker approve a plan of complete liquidation of the Maker or an agreement for the sale or disposition by the Maker of all or substantially all of the Maker's assets.

         As used herein, "MANAGEMENT GROUP" means Samuel T. Hubbard, Jr., John
B. Henderson, Gary C. Geminn and Howard R. Jacobson.

                  5.8 Boston Beer. The occurrence of any event which would entitle Boston Beer Company to receive payment from Payee on its Guaranty of even date herewith made in favor of Boston Beer Company by Payee for the benefit of the Maker in respect of a certain Amended and Restated Agreement dated April 30, 1997, other than (i) pursuant to a Refunding Obligation Payment (as defined in an Indemnification Agreement of even date herewith between Maker and Payee), or (ii) a breach by Payee of its "Net Worth" covenant under its Guaranty in favor of Boston Beer Company.

                  5.9 Guarantees. Any guaranty of this Note shall at any time after its execution and delivery for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor, or any Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under any Security Agreement.

                  5.10 Security Agreement. The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected security interest in and to the property purported to be subject to such Security Agreement, except as provided in the Intercreditor Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Maker or Maker shall deny it has any further liability or obligation under the Security Agreement, or Maker shall fail to perform in any material respect any of its obligations under the Security Agreement.

         6. REMEDIES. Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums owing hereunder shall, at the option of the holder hereof, become immediately due and payable (an "ACCELERATION"), without presentation, demand or further action of any kind, and Payee may forthwith exercise, singly, concurrently, successively or otherwise, any and all rights and remedies available to Payee hereunder. The failure of the holder hereof to accelerate the outstanding principal balance of this Note upon the occurrence of an Event of Default hereunder shall not constitute a waiver of such
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                                Page 146 of 272


default or of the right to accelerate this Note at any time thereafter so long as the Event of Default remains uncured. If Payee retains the services of counsel in order to enforce any remedy available to Payee hereunder, all reasonable attorneys' fees which are actually incurred by Payee shall be payable upon demand. Upon the occurrence and continuation of any one or more Events of Default, and whether or not the Payee shall have accelerated the maturity of this Note, the Payee may, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or any instrument pursuant to which the obligations to the Payee are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Payee. No remedy herein conferred upon the Payee or the holder of this Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         7. AMENDMENTS AND MODIFICATIONS TO INVESTOR NOTES. Maker shall not agree to any amendment to its subordinated Investor Notes issued by Maker pursuant to the Offering Summary Statement dated September 5, 2000 and the Recission Offer dated December 8, 2000 made by Maker with respect to payment terms, maturity date, interest rate and subordination without the Payee's prior written consent.

         8. RESTRICTED PAYMENTS. Maker shall not declare or pay any dividends, other than reasonable "tax distributions" sufficient to cover the members' tax liabilities associated with their membership interests in Maker; or pay more than $200,000 per year to, purchase, redeem, retire, or otherwise acquire for value any of its equity interests now or hereafter outstanding, or make any distribution of assets to its members or other holders of equity securities issued by Maker; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any membership interest, whether in income, distributions, capital or otherwise; or make any other distribution by reduction of capital or otherwise in respect of any membership interest.

         9. FINANCIAL STATEMENTS. Maker will furnish to Payee:

         (a) As soon as available and in any event within one hundred twenty
(120) days after the end of Maker's fiscal year ending on or after December 31, 2001, consolidated and consolidating balance sheets of Maker and its subsidiaries as of the end of such Fiscal Year, consolidated and consolidating statements of income and retained earnings of Maker and its Subsidiaries for such Fiscal Year, and consolidated and consolidating statements of changes in financial position of Maker and its subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding dates and period in the prior fiscal year or in the Pro Forma Financial Statements, as the case may be, all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to the Payee by Arthur Anderson & Co. or other independent accountants acceptable to the Payee;
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                                Page 147 of 272


         (b) As soon as available and in any event within one hundred twenty
(120) days after the end of Fiscal Year 2000, internally prepared and certified consolidated and consolidating balance sheets of Maker and its subsidiaries as of the end of such fiscal year, consolidated and consolidating statements of income and retained earnings of Maker and its subsidiaries for such fiscal year, and consolidated and consolidating statements of changes in financial position of Maker and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding dates and period in the prior fiscal year or in the Pro Forma Financial Statements, as the case may be, all prepared in accordance with GAAP consistently applied.

         (c) As soon as available and in any event within twenty-five (25) days after the end of March 31, June 30, September 30 and December 31 of each Fiscal Years , consolidated and individual balance sheets of Maker and its Subsidiaries as of the end of the three month period then ended and the period to date then ended of the then current fiscal year, consolidated and individual statements of income and retained earnings of Maker and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, and consolidated and individual statements of changes in financial position of Maker and its Subsidiaries for the portion of the fiscal year ended with the last day of such month, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and with the Pro Forma Financial Statements and all prepared in accordance with GAAP consistently applied and certified, to the best of his knowledge, by the chief financial officer of Maker (subject to year-end adjustments).

         10. INTEREST LIMITATIONS. Nothing herein contained nor any transaction related hereto shall be construed or shall operate either presently or prospectively to require Maker to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the interest paid in excess of the lawful rate shall be refunded to Maker.

         11. SEVERABILITY. In the event that for any reason one or more of the provisions of this Note or their application to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall, to such extent, be held for naught as though not herein contained but shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

         12. SUCCESSORS AND ASSIGNS. This Note inures to the benefit of Payee, its successors and assigns, and is binding upon Maker, its successors and assigns, provided that any successor or assign of the Payee of this Note first executes a written undertaking agreeing to be bound by all of the provisions of the Intercreditor Agreement. The words "Payee" and "Maker" whenever used herein shall be deemed and construed to include such respective successors and assigns.
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                                Page 148 of 272


         13. NOTICES. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when given in accordance with the terms and conditions of the Purchase Agreement.

         14. CAPTIONS. The captions or headings of the sections in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

         15. GOVERNING LAW; AMENDMENT. This Note shall be governed by and construed in accordance with the laws of the State of New York. This Note may only be amended by an instrument in writing signed by both Maker and Payee.

         IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has duly executed this Note, under seal, on the date and year first above written.


MAKER:                                   HIGH FALLS BREWING COMPANY, LLC

                                         By:   /s/ Samuel T. Hubbard, Jr.
                                            ------------------------------------
                                         Name:  Samuel T. Hubbard, Jr.
                                         Title: President

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                                Page 149 of 272


                                    Exhibit A
                                    ---------

1. All obligations to Manufacturers and Traders Trust Company pursuant to a Revolving Loan and Term Agreement of even date herewith and all agreements and instruments executed in connection therewith, Cephas Capital Partners, L.P. pursuant to a Note and Warrant Purchase Agreement of even date herewith and all agreements and instruments executed in connection therewith and Maker's investors as described in the Offering Summary dated September 5, 2000 and the Recission Offer dated December 8, 2000.

2. UDV North America, Inc. ("UDV") advance of up to One Million Dollars ($1,000,000) to the Maker for the purchase and/or renovation of equipment used to produce the UDV product "Smirnoff Ice" pursuant to a letter agreement dated September 25, 2000. The advance is to be secured by a security interest in the equipment purchased.

3. Boston Brewing Company, d/b/a The Boston Beer Company ("Boston Beer") maintains a first priority lien on certain equipment to secure its investment made in the Maker's Number 2 bottling line pursuant to an Amended and Restated Agreement signed between Seller and Boston Beer, dated as of April 30, 1997

4. All obligations to Boston Beer arising out of its consent to assignment of its Production Agreement with Payee dated April 30, 1997.

5. Obligation to lease twenty (20) vehicles from PHH Vehicle Management Services pursuant to Car Requisitions by Seller dated June 5, 2000.